UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 20, 2016

BIG LOTS, INC.
(Exact name of registrant as specified in its charter)

Ohio	1-8897	06-1119097
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

300 Phillipi Road, Columbus, Ohio 43228
(Address of principal executive offices) (Zip Code)

(614) 278-6800
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01    Regulation FD Disclosure.

Entry into 10b5-1 Plans by our CEO and CFO

On June 20, 2016, David J. Campisi, our President and Chief Executive Officer established a 10b5-1 Plan providing for a third-party broker to (1) sell shares of Company common stock directly held by Mr. Campisi and (2) to exercise certain employee stock options held by Mr. Campisi and sell the shares of Company common stock acquired upon exercise. Exercises and sales under the plan are scheduled to begin on August 30, 2016, and the plan is scheduled to terminate no later than March 6, 2017. Mr. Campisi established his 10b5-1 Plan for tax and financial planning purposes.

On June 20, 2016, Timothy A. Johnson, our Executive Vice President, Chief Administrative Officer and Chief Financial Officer entered into a 10b5-1 Plan providing for a third-party broker to exercise certain employee stock options held by Mr. Johnson and sell shares of Company common stock acquired upon exercise in order to satisfy tax obligations arising from the exercise of such stock options. Exercises and sales under the plan are scheduled to begin on August 30, 2016, and the plan is scheduled to terminate no later than March 3, 2017. Mr. Johnson established his 10b5-1 Plan for tax and financial planning purposes.

The above-described 10b5-1 Plans were adopted during an authorized trading period and when the officers adopting the plans were not in possession of material non-public information. Transactions under these 10b5-1 Plans will be reported through Form 144 and Form 4 filings made with the Securities and Exchange Commission, as appropriate.

The information disclosed in this Item 7.01 is being furnished, not filed. By furnishing the information in this Item 7.01, the Company is making no admission as to the materiality of such information.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIG LOTS, INC.

Date: June 20, 2016	By:	/s/ Ronald A. Robins, Jr.
Ronald A Robins, Jr.
Senior Vice President, General Counsel
and Corporate Secretary